Exhibit 99.1

Hawthorn Bancshares Announces Results of 2023 Annual Meeting
Jefferson City, MO. — June 12, 2023 — The Board of Directors of Hawthorn Bancshares, Inc. of Jefferson City, MO (NASDAQ: HWBK) announced that at the Company’s June 6, 2023 Annual Meeting of Shareholders, Kathleen L. Bruegenhemke, Philip D. Freeman and Jonathan D. Holtaway were re-elected as Class I directors to serve three-year terms expiring 2026.
Ms. Bruegenhemke has served as director and Chief Operating Officer of Hawthorn Bancshares since 2017. Mr. Freeman has served as director of Hawthorn Bancshares since 1993 and is currently the owner of Freeman Properties JCMO, LLC in Jefferson City, Missouri. Mr. Holtaway has served as director since 2019 and is President of Ategra Capital Management, LLC.

Other members of the 11-member Board include Gregg A. Bexten, Frank E. Burkhead, Brent M. Giles, Shawna M. Hettinger, Jonathan L. States, Kevin L. Riley, David T. Turner and Gus S. Wetzel, III. The Company’s advisory directorate is composed of Charles G. Dudenhoeffer and Dr. Gus S. Wetzel, II.
Shareholders approved ratification of the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, the shareholder advisory vote on executive pay and the Hawthorn Bancshares, Inc. Equity Incentive Plan.
About Hawthorn Bancshares, Inc.
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with additional locations in the Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert, Missouri.

Contact:     Stephen E. Guthrie
        Chief Financial Officer
        TEL: 573.761.6100 FAX: 573.761.6272
        www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.